SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 FORM 12b-25

                          Notification of Late Filing

                         Commission File No.: 000-28457
                                              ---------
(Check one)

[ ]  Form 10-K and Form 10-KSB
[ ]  Form 11-K
[ ]  Form 20-F
[X]  Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

     For the period ended June 30, 2004

[ ]  Transition Report on Form 10-K and Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q and Form 10-QSB
[ ]  Transition Report on Form N-SAR

         For the transition period ended______________.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:


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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:           12 TO 20 PLUS, INCORPORATED

Address of principal
executive office:                  4145 Santa Fe Road, Suite 2B


City, State and Zip Code:          San Luis Obispo, California 93401


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                                    PART II

                             RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)


     [X] (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;


     [X] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, */10- QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III

                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could * not be filed within the prescribed time period. (Attach extra sheets if needed.)


     The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be prepared by the Registrant's independent auditor were not completed and made available to the Registrant in time for the quarterly report to be filed in a timely manner.

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                                    PART IV

                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

             Carol Slavin                 (805)          543-7228
           -----------------           -----------   ------------------
                (Name)                 (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                             [X]  YES  [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             [ ]  YES  [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Exhibits
---------
None

                           12 TO 20 PLUS, INCORPORATED
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                                                By:  /s/ Carol Slavin
Date August 11, 2004                                ----------------------------
                                                         Carol Slavin
                                                         Chief Executive Officer